Capital Income Builder

April 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,585,567
Class B	$21,751
Class C	$139,729
Class F1	$102,827
Class F2	$59,843
Total	$1,909,717
Class 529-A	$49,257
Class 529-B	$1,298
Class 529-C	$13,561
Class 529-E	$1,987
Class 529-F1	$1,598
Class R-1	$2,935
Class R-2	$14,994
Class R-3	$22,444
Class R-4	$12,708
Class R-5	$12,097
Class R-6	$85,553
Total	$218,432

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.4050
Class B	$1.1784
Class C	$1.1736
Class F1	$1.3932
Class F2	$1.4635
Class 529-A	$1.3793
Class 529-B	$1.1389
Class 529-C	$1.1553
Class 529-E	$1.3110
Class 529-F1	$1.4443
Class R-1	$1.1740
Class R-2	$1.1803
Class R-3	$1.3030
Class R-4	$1.3930
Class R-5	$1.4809
Class R-6	$1.4947

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,144,619
Class B	17,254
Class C	118,730
Class F1	76,814
Class F2	42,406
Total	1,399,823
Class 529-A	36,483
Class 529-B	1,088
Class 529-C	11,962
Class 529-E	1,549
Class 529-F1	1,137
Class R-1	2,541
Class R-2	12,693
Class R-3	17,267
Class R-4	9,352
Class R-5	8,277
Class R-6	62,585
Total	164,934

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$60.02
Class B	$60.11
Class C	$60.02
Class F1	$60.01
Class F2	$60.00
Class 529-A	$60.00
Class 529-B	$60.07
Class 529-C	$59.96
Class 529-E	$59.99
Class 529-F1	$60.01
Class R-1	$59.99
Class R-2	$59.98
Class R-3	$60.00
Class R-4	$60.00
Class R-5	$60.04
Class R-6	$60.02